UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2017

EDWARDS LIFESCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-2500
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
On January 23, 2017, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 26, 2016 (the “Merger Agreement”), Edwards Lifesciences Corporation (the “Company”) completed the previously announced acquisition of Valtech Cardio Ltd., a private company incorporated under the laws of the State of Israel (“Valtech”) and developer of the Cardioband system for transcatheter repair of the mitral and tricuspid valves. Pursuant to the Merger Agreement, Zeppelin Zox Ltd., a private company incorporated under the laws of the State of Israel and a direct wholly owned subsidiary of the Company, merged with and into Valtech, with Valtech as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). Subject to certain adjustments as provided in the Merger Agreement, the Company paid approximately $340 million in cash and Company common stock for all the outstanding equity of Valtech, with up to an additional $350 million in cash and Company common stock payable upon the achievement of certain regulatory and sales-based milestones within 10 years following the closing of the Merger.
Prior to the Merger, Valtech spun off its early-stage transseptal mitral valve replacement technology program (the “Miraltech Program”). Concurrently with the Merger, the Company entered into an option agreement (the “Option Agreement”) pursuant to which the Company has the option to purchase the Miraltech Program (the “Option”). The Option Agreement provides that the Company may exercise the Option within two years of the closing of the Merger for $200 million plus up to $50 million in contingent consideration, both payable in cash and Company common stock. As consideration for the Option, the Company made available to the Miraltech Program a credit facility of up to $18.0 million, which is subject to increase if extended.

Item 3.02	Unregistered Shares of Equity Securities.
The information disclosed under Item 2.01 above is incorporated by reference into this Item 3.02. In accordance with the terms and conditions set forth in the Merger Agreement, on January 23, 2017, the Company issued 2,804,948 shares of the Company’s common stock to the stockholders and certain other rightsholders of Valtech as part of the aggregate consideration paid in the Merger. The number of shares issued was calculated based on the proportion of the consideration determined to be paid in common stock by the Company and the volume-weighted average price of a share of the Company’s common stock on the New York Stock Exchange for the five consecutive trading day period ending two business days prior to the closing date. This issuance of shares was made in reliance on one or more of the following exemptions or exclusions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”): Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press Release dated January 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EDWARDS LIFESCIENCES CORPORATION

Date: January 23, 2017	By:	/s/ Scott B. Ullem
Scott B. Ullem
Corporate Vice President, Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated January 23, 2017